Lake Shore Bancorp, Inc. Announces 2020 First Quarter Financial Results and Declares Dividend

DUNKIRK, N.Y. —  April 24, 2020 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the three months ended March 31, 2020.  Net income for first quarter 2020 was $731,000, or $0.12 per diluted share, as compared to first quarter 2019 net income of $898,000, or $0.15 per diluted share. First quarter 2020 net income reflected a $425,000 increase in provision for loan losses primarily related to declining economic conditions as a result of the COVID-19 pandemic and a $134,000 decrease in non-interest income which was partially offset by a $358,000 increase in net interest income, a $29,000 decrease in income tax expense and a $5,000 decrease in non-interest expense when compared to the first quarter of 2019.

During the first quarter of 2020, Lake Shore Savings Bank was actively engaged in responding to the COVID-19 pandemic.  All bank branches remain open to serve our customers and local communities with strict social distancing protocols in place.   We have encouraged our customers to visit us via drive-thru lanes and to utilize our mobile banking, online banking and ATM services to promote social distancing. In-person lobby visits are by appointment only.   To protect the health of everyone, many employees are working remotely and cleaning protocols have been enhanced across all locations.

We announced in March 2020 the waiver of all ATM fees for our customers who use another Bank’s ATM.  We are providing payment deferral for up to 90 days to borrowers with hardship requests and we are participating in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.

2020 First Quarter Highlights and COVID 19 Pandemic Response:

•

Net interest income increased $358,000, or 7.9%, for the three months ended March 31, 2020 when compared to the three months ended March 31, 2019 primarily due to a $71.2 million, or 40.5%, increase in average commercial real estate and commercial construction loans during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019;

•

Loans, net totaled $473.4 million at March 31, 2020, compared to $470.8 million at December 31, 2019, an increase of $2.5 million, or 0.5%.  Loan originations of $20.9 million and line utilization increases of $1.3 million were offset by payoffs of $19.2 million;

•

Our loan portfolio exposure at March 31, 2020 to industries most affected by COVID-19 includes 9.2% retail properties and businesses, 4.1% hospitality, 5.8% restaurants and 3.0% construction and contractors.  Loans to dental and medical practices and gyms represent less than 1.5%;

•

As of April 17, 2020, we approved loan relief requests for payment deferral on approximately $92.6 million of the Bank’s loan portfolio and the approvals were primarily for payment deferral of 90 days.  90.8% of the total payment deferral requests are on loans secured by real estate located primarily in Western New York.  83.1% of the total payment deferral requests were by commercial real estate or commercial business loan customers.

•

As of April 17, 2020, we have received and processed applications for the PPP and have obtained SBA approval for $16.4 million in loans.  We are funding $11.1 million directly and the remaining $5.3 million is being funded indirectly via our partnership with Pursuit, a SBA lender that operates in the northeast and was formerly known as the New York State Business Development Corporation;

•	Total assets at March 31, 2020 increased $17.5 million, or 2.9%, to $628.3 million when compared to December 31, 2019; and
•	Total deposits grew by $17.7 million, or 3.7%, to $501.2 million at March 31, 2020 when compared to December 31, 2019.

“We are committed to putting people first by keeping the best interest of our customers, employees and communities in mind during the Coronavirus Pandemic, as evidenced by every precaution we have proactively taken to ensure the safety of our customers, employees, and vendor partners, while we strive to deliver uninterrupted service and support, both in-branch and online,” stated Daniel P. Reininga, President and Chief Executive Officer. “Our strong capital and liquidity levels provide us with a resilient financial position that will allow us to navigate through these challenging times and to continue to serve our valued customers during these unprecedented circumstances.”

Net Interest Income

First quarter 2020 net interest income increased $358,000, or 7.9%, to $4.9 million as compared to $4.5 million for the first quarter 2019.

Interest income for the first quarter of 2020 was $6.3 million, an increase of $629,000, or 11.1%, compared to $5.7 million for first quarter 2019.  The increase was attributable to a $69.1 million, or 13.7%, increase in the average balance of interest-earning assets during first quarter 2020 as compared to the 2019 first quarter. The increase in the average balance of interest-earning assets was primarily due to growth in the average balances of commercial real estate and commercial construction loans.

First quarter 2020 interest expense was $1.4 million, an increase of $271,000, or 24.1%, from $1.1 million for the 2019 first quarter primarily due to an increase in interest paid on deposit accounts. The increase was primarily due to a $50.0 million, or 13.2%, increase in average interest bearing deposits during the 2020 first quarter as compared to the 2019 first quarter. The increase was also due to a 25 and six basis points increase, respectively, in the average interest rate paid on money market and time deposit accounts as a result of an increase in competitive interest rates on these product types since March 31, 2019.  Interest expense was impacted to a lesser extent by a $42,000 increase in interest paid on borrowings due to a $10.0 million increase in the average balance of borrowings during first quarter 2020 as compared to the 2019 first quarter.

Non-Interest Income

Non-interest income was $455,000 for the first quarter of 2020, a decrease of $134,000, or 22.8%, as compared to the same quarter in the prior year. The decrease was primarily due to a $196,000 increase in unrealized losses on interest rate swaps and equity securities as a result of decreases in market interest rates during the first quarter 2020 and a $10,000 decrease in other income, partially offset by a $37,000 increase in gains on the sale of loans and a $29,000 increase in service charges and fees.

Non-Interest Expense

Non-interest expense was $4.0 million for the first quarter of 2020, a decrease of $5,000, or 0.1%, as compared to the same quarter in the prior year. The current year first quarter had lower salary and benefits, FDIC insurance expenses and professional services which were nearly offset by higher expenses for occupancy and equipment, advertising, postage and supplies and other expenses.

Asset Quality

The provision for loan losses for first quarter 2020 was $500,000 as compared to $75,000 for first quarter 2019. The increase in the provision expense was primarily due to an adjustment of certain qualitative factors to take into account the uncertain impacts of COVID-19 on economic conditions and borrowers’ ability to repay the loans. Non-performing loans as a percent of total net loans increased to 0.84% at March 31, 2020 as compared to 0.75% at December 31, 2019 primarily due to an increase in non-performing residential and home equity loans. The Company’s allowance for loan losses as a percent of total net loans was 1.01% and 0.91% at March 31, 2020 and December 31, 2019, respectively.

Balance Sheet Summary

Total assets at March 31,  2020 were $628.3 million, a $17.5 million, or 2.9%, increase as compared to $610.9 million at December 31, 2019. Loans receivable, net at March 31, 2020 were $473.4 million, a $2.5 million, or 0.5%, increase as compared to $470.8 million at December 31, 2019. The increase in total loans was primarily due to an increase in commercial real estate and commercial construction loans. Total deposits at March 31,  2020 were $501.2 million, an increase of $17.7 million, or 3.7%, compared to $483.5 million at December 31, 2019. The increase in deposits was primarily due to an increase in core deposit accounts.

Stockholders’ equity at March 31,  2020 was $83.8 million as compared to $82.8 million at December 31, 2019.  The increase in stockholders’ equity was primarily attributed to net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases during the first three months of 2020.

Dividends Declared

The Company’s Board of Directors approved a $0.12 per share cash dividend on the Company’s common stock on April 22, 2020, payable on May 22, 2020, to shareholders of record as of May 7, 2020. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.6%, of the Company’s total outstanding stock as of April 22, 2020, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $12.98 on April 21,  2020, which implied a dividend yield for the Company’s common stock of 3.7%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

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Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2020	2019
	(Unaudited)
	(Dollars in thousands)

Total assets	$628,326	$610,869
Cash and cash equivalents	45,539	30,289
Securities available for sale	71,112	71,201
Loans receivable, net	473,354	470,816
Deposits	501,199	483,476
Long-term debt	34,650	34,650
Stockholders’ equity	83,831	82,840

Statements of Income
	Three Months Ended
	March 31,
	2020	2019
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,291	$5,662
Interest expense	1,395	1,124
Net interest income	4,896	4,538
Provision for loan losses	500	75
Net interest income after provision for loan losses	4,396	4,463
Total non-interest income	455	589
Total non-interest expense	3,998	4,003
Income before income taxes	853	1,049
Income tax expense	122	151
Net income	$731	$898
Basic and diluted earnings per share	$0.12	$0.15
Dividends declared per share	$0.12	$0.12

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2020	2019
	(Unaudited)

Return on average assets	0.47%	0.66%
Return on average equity	3.48%	4.46%
Average interest-earning assets to average interest-bearing liabilities	123.17%	124.34%
Interest rate spread	3.19%	3.39%
Net interest margin	3.42%	3.60%

	March 31,	December 31,
	2020	2019
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.84%	0.75%
Non-performing assets as a percent of total assets	0.75%	0.71%
Allowance for loan losses as a percent of total net loans	1.01%	0.91%
Allowance for loan losses as a percent of non-performing loans	119.42%	120.30%

	March 31,	December 31,
	2020	2019
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,918,269	5,924,339
Treasury stock, number of shares held	918,245	912,175
Book value per share	$14.16	$13.98